Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

— News Release —

CALGON CARBON LAUNCHES ALL GONE™

PITTSBURGH, PA – April 4, 2005 — Calgon Carbon Corporation (CCC:NYSE) announced today the launch of All Gone™, the newest addition to its consumer product line. The All Gone™ activated carbon disk incorporates a patent-pending design that eliminates most household odors safely and naturally. All Gone™ is scheduled to be introduced on QVC® in May.

All Gone™ is ideal for removing odors in refrigerators, bathrooms, trash cans, closets, gym and diaper bags, autos, and many other small spaces where unpleasant odors are present. It comes with a fastener and adhesive holder for hanging the unit, and a decorative water drop stand for placement on flat surfaces.

For more than 50 years, Calgon Carbon has been an innovator in activated carbon technology and a leading supplier of granular activated carbon to remove odors from air and water. The All Gone™ activated carbon disk employs advanced carbon technology developed by the company that actually improves the utilization of activated carbon in eliminating odors. In performance testing, All Gone™ was clearly superior to other odor control products.

Commenting on the announcement, Robert P. O’Brien, senior vice president, business development for Calgon Carbon, said, “We are very excited about adding All Gone™ to our consumer product line. It is affordable, easy to use, and consumers will also be able to purchase replacement disks from QVC® by phone or on-line. We believe that All Gone™ is the most effective product on the market today for eliminating virtually any unpleasant common household odor.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 17 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.